EXHIBIT 10(b)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the references to our firm under the captions "Experts and Financial Statements" and to the use of our report dated February 18, 1998 with respect to the financial statements of John Hancock Variable Life Insurance Company in the Prospectus of Post-Effective Amendment No. 4 to the Form N-4 Registration Statement (Form N-4, No. 33-64947) of John Hancock Variable Annuity Account JF.

     We also consent to the incorporation of our report dated February 6, 1998 on the financial statements included in the Annual Reports of John Hancock Variable Annuity Account JF for the year ended December 31, 1997.


                                                   /s/ Ernst & Young LLP
                                                   ERNST & YOUNG LLP
Boston, Massachusetts
September 23, 1998